Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT
JOINDER AGREEMENT

WHEREAS, Western Investment LLC, Western Investment Hedged Partners, L.P., Western Investment Activism Partners LLC, Western Investment Total Return Fund Ltd., Western Investment Total Return Partners L.P., Arthur D. Lipson, William J. Roberts and Matthew Crouse entered into a Joint Filing and Solicitation Agreement on January 22, 2008 (the “Agreement”) for the purpose of seeking representation on the Board of Directors of Cohen & Steers REIT and Utility Income Fund, Inc., a Maryland corporation (the “Fund”);

WHEREAS, Lynn D. Schultz (the “New Member) wishes to join the Group (as defined in the Agreement).

NOW, IT IS AGREED, this 3rd day of March 2008 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the New Member agrees to the joint filing on behalf of her of statements on Schedule 13D with respect to the securities of the Fund to the extent required under applicable securities laws.  The New Member agrees to be bound by the other terms of the Agreement (a copy of which is attached hereto), the terms of which are incorporated herein and made a part hereof.

2.           The New Member agrees to take all reasonable steps to request, all at Western Investment’s sole cost and expense, a complete list of record and beneficial holders of the Fund’s securities, and related materials.

3.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

By:	/s/ Lynn D. Schultz
	Name:	LYNN D. SCHULTZ